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                                                                          (c)(9)
NEWS RELEASE

For:      SteriGenics International, Inc.
          510.770.9000
          http://www.sterigenics.com

Contact:  James F. Clouser, President & CEO, extension 127
          Carole-Lynn Glass, CFO, extension 126
          Pamela P. Wilkerson, Director Investor Relations, extension 130


                                                           FOR IMMEDIATE RELEASE
                                                                   July 12, 1999

ION BEAM APPLICATIONS RECEIVES EARLY TERMINATION OF
HART-SCOTT-RODINO WAITING PERIOD ON PURCHASE OF STERIGENICS INTERNATIONAL, INC.

FREMONT, CALIFORNIA -- Ion Beam Applications, s.a. (IBA) has received notification that on Wednesday, July 7, 1999, the Federal Trade Commission granted early termination of the pre-merger waiting period for competition law review under the Hart-Scott-Rodino Act in connection with its acquisition of SteriGenics International, Inc. (NASDAQ: STER), including the tender offer by its subsidiary, Ion Beam Applications Corp., for all outstanding shares of Common Stock of SteriGenics at a price of $27.00 per share.

The tender offer remains subject to the tender of at least a majority of SteriGenics' outstanding Common Stock, as well as the other conditions described in the Offer to Purchase relating to the tender offer, including certain other regulatory approval requirements, which are not expected, at this time, to affect the timing of the closing of the tender offer.

The tender offer and withdrawal rights will expire at 12:00 midnight, Eastern Standard Time (EST), on Thursday, July 15, 1999, unless the tender offer is extended in the manner described in the Offer to Purchase dated June 17, 1999.

For further information or questions contact MacKenzie Partners, Inc., 156 Fifth Avenue New York, New York, U.S.A., 800-322-2885 (toll free within the U.S.A.) or 1-212-929-5500 (outside the U.S.A.).

IBA, a public company listed on the Brussels Stock Exchange, is a world leader in three fast-growth, niche markets: medical imaging, cancer therapy and industrial ionization and sterilization.

SterGenics International, Inc., headquartered in Fremont, California, is a provider of high-quality contract irradiation and sterilization services, offering both gamma and electron beam technologies.

Further information about IBA is available on the World Wide Web at http://www.iba.be and about SteriGenics at http://www.sterigenics.com.